Exhibit 10.1

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LICENSE AGREEMENT

THIS LICENSE AGREEMENT MADE AS OF THE 2nd DAY OF October 2006

BETWEEN:

THE GOVERNORS OF THE UNIVERSITY OF ALBERTA

a corporation under the Universities Act, R.S.A. 1980, c. U-5,

Edmonton, Alberta, Canada T6G 2El, having a place of business at

Suite 4000, 10230 - Jasper Avenue, Edmonton, AB T5J 4P6

CANADA

(hereinafter known as “University”)

and

ARCADIA BIOSCIENCES, INC.

a corporation incorporated under the laws of Arizona, having a place of business at

202 Cousteau Place, Suite 200, Davis, California 95616

(hereinafter known as “Arcadia”)

RECITALS

WHEREAS Arcadia is engaged in the business of researching, developing and commercializing technology relating to improved performance of plants;

AND WHEREAS AgriGenomics Inc. (“AgriGenomics”) was a spin-off company of the University of Alberta and was engaged in the business of developing and commercializing technology, namely, genetically engineering plants to exhibit desirable characteristics, such as nitrogen use efficiency;

AND WHEREAS under a Master Affiliation Agreement and a License Agreement (the “License Agreement”), each dated April 1, 2000, AgriGenomics was granted by the University rights to use and sublicense certain technology and to manufacture, distribute, and sell certain products on the terms and conditions set forth in the License Agreement with the University;

AND WHEREAS AgriGenomics, the University of Alberta, and Seaphire International, Inc. (“Seaphire”) entered into a Sublicense Agreement (“Sublicense”) dated June 14, 2002, which Sublicense contained a provision whereby the University was obligated to offer Seaphire a direct license agreement with the University if the License Agreement was terminated by the University;

AND WHEREAS Arcadia acquired all assets of Seaphire including all rights under the Sublicense;

AND WHEREAS the University terminated the License Agreement effective October 2, 2006, and Arcadia now wishes to exercise its right to acquire a license to the Technology from the University on terms and conditions no less favorable to Arcadia than those found in the License Agreement, pursuant to Section 3.6 of the Sublicense.

NOW THEREFORE this Agreement WITNESSETH that in consideration of the premises and of the mutual covenants herein set forth, the parties hereto have covenanted and agreed as follows:

Article 1 — DEFINITIONS

1.01        In this Agreement, unless a contrary intention appears, the following words and phrases shall mean:

(a)           “Commencement Date” means October 2, 2006.  This Agreement will be deemed to have come into force on the 2nd day of October, 2006 and shall be read and construed accordingly.

(b)           “Field of Use” means the development of methods, products, and services related to agriculture, which the Parties agree shall include production, marketing, distribution and sales of plants, seed and crops, and products therefrom, the products from which are sold or used for food, feed, industrial products, therapeutic products, turf and lawn, horticulture, bioremediation and other agricultural applications;

(c)           “Improvements” includes any and all improvements, variations, updates, modifications and enhancements relating to the Technology or the University Patents;

(d)           “Materials” includes all seeds, plants, cell lines, vectors, plasmids, clones, micro organisms, antibodies, antigens, test plates, reagents, chemicals, compounds, physical samples, models and specimens delivered by the University to AgriGenomics including those specifically described as nitrogen-efficient plants, disease resistant plants and insect resistant plants, and all progeny and derivatives thereof;

(e)           “Net Royalty Revenue” as used herein shall mean the gross revenue of Arcadia and any Related Person from sublicensing all or any part of the Technology and the University Patents, or Improvements, to another person, less the following:

(i)            fees or commissions paid to any third party broker or the like in connection with the execution of the sublicense; and

(ii)           that part of any tax or duty actually paid by Arcadia in connection with any sublicensing activities for which Arcadia is not eligible for a refund of the tax paid (for greater clarity, if Arcadia is eligible for a partial refund, only the portion of the tax paid that is not

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eligible to be refunded shall be included in the deduction from gross revenue).

(f)            “Net Sales” as used herein shall mean Arcadia’s gross collected sales revenue from Products and any item, matter, product or thing containing or incorporating the Products, less the following:

(i)            fees or commissions paid to any third party and reasonable trade, quantity, or cash discounts, but with respect to any of the preceding adjustments, only insofar as actually allowed or paid in connection with the sale in question;

(ii)           credits or allowances, if any, given or made on account of rejection or return of defective Products; and

(iii)          that part of any sales tax, excise tax, and manufactured goods duty actually paid by Arcadia with respect to any Products for which Arcadia is not eligible for a refund of the tax paid (for greater clarity, if Arcadia is eligible for a partial refund, only the portion of the tax paid that is not eligible to be refunded shall be included in the deduction from gross sales revenue).

(g)           “Product” means any product or substance that consists of, or incorporates the Technology or the University Patents and “Products” means more than one Product

(h)           “Related Person(s)”has the meaning assigned to it in section 251 of the Income Tax &, Stats. Can. 1970-71-72, c. 63, as amended.

(i)            “Royalty Due Dates” means the last working day of June and December of each and every year during which this Agreement remains in full force and effect.

(j)            “Technology” refers to University references #95036 “A method to increase seed and seedling vigour”, #99038 “Identification of genes for root maggot resistance in canola” #99043 “Identification of genes for flea beetle resistance in canola” and #2000006 “Tissue-specific expression of target genes in plants” and includes any and all Materials, knowledge, know-how and/or technique or techniques invented, being invented, developed and/or acquired prior to or after the Effective Date, by the University or Arcadia based upon the University Patents and/or the above University references. The definition specifically excludes new technologies developed by the University for which separate license agreements would need to be concluded.  The definition also specifically excludes technology developed by Arcadia in accordance with Paragraph 10.02 and any inventions, developments, or improvements relevant to the Field of Use developed by the

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AgriGenomics and/or Dr. Allen Good pursuant to research funded in whole or in part by Arcadia;

(k)           “University of Alberta Trade-marks” means any mark, trade-mark service mark, logo, insignia, seal, design or other symbol/device used by the University and associated with or referring to the University or any of its facilities.

(l)            “University Patents” means the patents identified on Schedule 1, and future patents and applications filed in other jurisdictions relating to the Technology, together with re-issued patents, patents issued from a continuation application, divisional application or continuation-in part application.

Article 2 - PROPERTY RIGHTS IN AND TO THE TECHNOLOGY

2.01        Except as otherwise provided in Section 1.01(j) and Article 10, the parties hereto hereby acknowledge and agree that the University owns any and all right, title and interest in and to the Technology and the University Patents, including any and all Improvements, variations and enhancements made with respect to the Technology that are developed at the University both before and after the Commencement Date.

2.02        Arcadia shall, at the request of the University, enter into such further agreements and execute any and all documents as may be required to ensure that ownership of the Technology and the University Patents reside with the University.

2.03        The parties shall deliver to each other, in writing the details of any and all Improvements, variations, updates, modifications and enhancements relating to the Technology and the University Patents.

2.04        The University agrees to use commercially reasonable efforts to inform relevant University researchers (including University personnel, contractors, and students) of Arcadia’s rights and the University’s obligations under this Agreement.  Arcadia acknowledges, however, that University policies governing the academic freedom of University researchers may, in some instances, make it impossible for the University to compel action or inaction of University researchers in order for the University to satisfy some of its obligations under this Agreement with respect to transfer, disclosure, license, or publication of certain aspects of the Technology that may be developed in the future.  This acknowledgement by Arcadia shall not be interpreted as a waiver of the University’s obligation to act in good faith in its efforts to comply with its obligations under this Agreement.

In any event, the University will use commercially reasonable efforts to inform relevant University researchers of Arcadia’s interest in exploring the possibility of future business relationships with University researchers with respect to aspects of the Technology developed in the future, as well as New Technologies.

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Article 3 - GRANT OF LICENSE

3.01        In consideration of the royalty payments reserved herein, and the covenants on the part of Arcadia contained herein, the University hereby grants to Arcadia an exclusive, worldwide license to use and sublicense the Technology and the University Patents, including any Improvements made with respect to the Technology; and to manufacture, distribute, import, use, offer to sell and sell Products on the terms and conditions hereinafter set forth within the Field of Use (the “License”).

3.02        Notwithstanding Article 3.01 herein, the parties acknowledge and agree that the University may use the Technology without charge in any manner whatsoever for research, scholarly publication (as per Article 11), educational, or other non-commercial use.

Article 4 — TERM OF LICENSE

4.01        This Agreement will terminate on the expiration of the last of the University Patents, unless earlier terminated pursuant to the provisions of this Agreement.

Article 5 — ROYALTIES

5.01        Arcadia will pay to the University [...*...] of all lump sum payments, cash consideration, non-cash consideration, and/or equity received as an initial, up-front fee in exchange for granting any sublicense. The maximum cumulative amount for all sublicenses that will be paid to the University pursuant to this Section 5.01 is [...*...].

5.02        Arcadia will make annual royalty payments to the University based on Net Sales and Net Royalty Revenue as follows:

(a)           [...*...] of Arcadia’s Net Sales of Products in the particular calendar year;

(b)           Arcadia shall pay to the University a royalty equal to [...*...] of Arcadia’s Net Royalty Revenue in the particular calendar year for all sublicenses to use all or any part of the Technology, the University Patents and Improvements owned by the University;

(c)           in the event that Arcadia is required to pay royalties to any third party to use any part of the Technology, the University Patents, and/or Improvements owned by the University in order to realize Net Sales or Net Royalty Revenue from the Technology, the University Patents, and/or Improvements, the percentage of royalties paid to the University will be reduced accordingly, with a maximum reduction of [...*...] (which, for purposes of clarity, translates to a minimum royalty of [...*...] of

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Net Sales and [...*...] of Net Royalty Revenue to be paid to the University in accordance with Sections 5.02(a)-(c)); and

(d)           the parties further agree that the total of all royalties and sublicense fee sharing payments made pursuant to Sections 5.01 and 5.02 of this Agreement shall be capped at a total maximum amount of [...*...] dollars.

5.03        If Arcadia is found to be deficient in the payment of royalties to the University following an audit as described in Article 12.04, then Arcadia shall pay an interest penalty of prime plus three percent (3%) on the outstanding amount.

5.04        The royalty shall become due and payable on each respective Royalty Due Date and shall be calculated with respect to the Net Sales and Net Royalty Revenue of Arcadia in the six (6) month period immediately preceding the applicable Royalty Due Date. Arcadia shall pay such royalty within thirty (30) days of the same becoming due and payable.

5.05        All payments of royalties made by Arcadia to the University hereunder shall be made in United States dollars without any reduction or deduction of any nature or kind whatsoever, except as may be prescribed by Canadian law.

5.06        Products shall be deemed to have been sold and included in the Net Sales of Arcadia upon receipt of payment by Arcadia.

5.07        Arcadia shall have the option to buyout the license fee sharing payments and royalties specified in Sections 5.01 and 5.02 above at any time prior to December 31, 2010, for the sum of [...*...] dollars less any royalties and sublicense fee sharing payments previously paid to the University pursuant to this Article 5.

Article 6 - ROYALTY PAYMENTS AFTER TERMINATION

6.01        Arcadia shall cease to use the Technology in any manner whatsoever or to manufacture the Products within five (5) clear days from the date that this Agreement is terminated (“Effective Date of Termination”).  Arcadia shall then deliver or cause to be delivered to the University an Accounting within thirty (30) clear days from the Effective Date of Termination. The Accounting will specify, in or on such terms as the University may in its sole discretion require, the inventory or stock of Products manufactured and remaining unsold (the “Unsold Products”) on the Effective Date of Termination. The Unsold Products shall be sold under the direction of the University in any or all parts of the world where Arcadia is permitted by law to sell the Unsold Products until the Unsold Products have all been sold. Arcadia will make royalty payments to the University in the same manner specified in Article 5 herein on all Unsold Products.

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Article 7 - SUBLICENSING GRANT

7.01        Arcadia shall have the right to grant sublicenses with respect to the Technology and the University Patents, including any Improvements made with respect to the Technology; upon the general terms and conditions contained in this Agreement, but not including the specific royalty provisions hereof.

7.02        Any sublicense granted by Arcadia shall be personal to the sublicensee and shall not be assignable without the prior written consent of the University, except as in connection with the sale or transfer of all or substantially all of the sublicensee’s assets (or all or substantially all of sublicensee’s assets related to the sublicense), such consent not to be unreasonably withheld; provided, however, that Arcadia shall provide written notice to the University, no less frequently than annually, of any assignments by sublicensees not requiring prior written consent of the University.  Such sublicenses shall contain covenants by the sublicensee to observe and perform similar terms and conditions to those in this Agreement so far as the same may be capable of observance and performance by the sublicensee, including, without limitation, the provisions for insurance and termination, but not including the specific royalty provisions hereof.

7.03        Arcadia will not market, lease, or sublicense the Technology to any Related Person or Persons without the express written consent of the University, which consent shall not be unreasonably withheld.

7.04        Arcadia shall notify the University of sublicensing activities, and shall furnish the University with a copy of each sublicense granted within thirty (30) days after execution of same.

Article 8 — ASSIGNMENT

8.01        Except as provided for in Article 7 herein, and except as in connection with the sale or transfer of al or substantially all of a party’s assets (or all or substantially all of a party’s assets related to this Agreement), this Agreement shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

Article 9 — PATENTS

9.01        Arcadia shall have the right to identify any other process, use or products arising out of the Technology that may be patentable and take all reasonable steps to apply for a patent in the name of the University (subject to Article 10), provided that Arcadia pays all costs of applying for, registering, and maintaining the patent in those jurisdictions in which Arcadia might designate that a patent is required.

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9.02        In the event of the issuance of a patent arising out of the Technology, Arcadia shall have the right to become, and shall become, the licensee of the same all pursuant to the terms contained herein.

9.03        Arcadia shall assume all responsibility (including payment and management) for maintenance of any issued University Patents.

Article 10 — OWNERSHIP OF TECHNOLOGY & IMPROVEMENTS

10.01      The parties hereby acknowledge and agree that the University owns any and all right, title, and interest in and to the Technology and the University Patents, including any and all Improvements made with respect to the Technology and/or the University Patents developed at the University before the Effective Date of this Agreement or the effective date of the Sublicense.

10.02      The parties hereby acknowledge and agree that Arcadia owns any and all right, title interest in and to:

(i)            any and all improvements made with respect to the Technology and/or the University Patents developed pursuant to and in the course of private research conducted by Arcadia or its agents, contractors, subcontractors or employees and conducted without the use of laboratory facilities provided by the University;

(ii)           any and all improvements made with respect to the Technology and/or the University Patents developed pursuant to research sponsored in whole or in part by Arcadia and conducted without the use of laboratory facilities provided by the University;

(iii)          any and all inventions, technology, developments, and/or other intellectual property developed pursuant to research sponsored in whole or in part by Arcadia and conducted without the use of laboratory facilities provided by the University; and

(iv)          any and all

(A)          improvements made with respect to the Technology and/or the University Patents developed pursuant to and in the course of private research conducted by Arcadia or its agents, contractors, subcontractors or employees

(B)          improvements made with respect to the Technology and/or the University Patents developed pursuant to research sponsored in whole or in part by Arcadia and conducted by AgriGenomics without the use of laboratory facilities provided by the University; and

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(C)          inventions, technology, developments, and/or other intellectual property developed pursuant to research sponsored by Arcadia, other than Improvements owned by the University under Section 10.01.

10.03      Arcadia shall, at the request of the University, enter into such further agreements and execute any and all documents as may be required to ensure that ownership of the Technology and the University Patents, including applicable Improvements, as set out in Section 10.01, reside with the University.

10.04      The University shall, at the request of Arcadia, enter into such further agreements and execute any and all documents as may be required to ensure that ownership of any and all Improvements and the University Patents as set out in Section 10.02 above, reside with Arcadia.

10.05      The University hereby releases any claim to any claim of right, title, or other forms of ownership to any improvements owned by Arcadia as defined in Section 10.02.

Article 11 - PUBLICATION AND CONFIDENTIALITY

11.01      The parties hereto acknowledge and agree that they will treat the Technology as confidential and that they will not disclose or communicate or cause to be disclosed or communicated the Technology to any person or organization without the appropriate non-disclosure agreements, except as permitted under a sublicense.

11.02      The parties covenant and agree that they will initiate and maintain an appropriate internal program limiting the internal distribution of the Technology to their officers, servants or agents and to take the appropriate non-disclosure agreements from persons who may have access to the Technology.

11.03      Notwithstanding anything contained in Sections 11.01, 11.02 or elsewhere in this Agreement, the parties acknowledge that as the University is a public educational institution, it cannot be exposed to claims for damages that may result from a breach of this Agreement. Arcadia, therefore, covenants and agrees that the University shall not be liable to Arcadia for any loss or damage, whether direct, indirect,  consequential, incidental, special or any other similar or like damages, that may arise or do arise from the breach of this Agreement by the University or any of its servants, agents, students or faculty.

11.04      The University shall be permitted to present at symposia, national or regional professional meetings, and to publish in journals or other publications accounts of its research relating to the Technology, provided that Arcadia shall have been

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furnished copies of any proposed disclosure at least sixty (60) days in advance of the presentation or publication date and does not within forty-five (45) days after receipt of the proposed disclosure object to such presentation or publication. In the event objection is made, such disclosure shall not be made for a period of three (3) months after the date Arcadia has made said objection. The University shall co-operate in all reasonable respects in making revisions to any proposed disclosure if considered by Arcadia to be objectionable. After the three (3) month period has elapsed, the University shall be free to present and/or publish said proposed disclosure.

Article 12 - ACCOUNTING RECORDS

12.01      Arcadia shall maintain at its principal place of business, or such other place as may be most convenient, separate accounts and reasonable records of business done pursuant to this Agreement, such accounts and records to be in sufficient detail to enable proper returns to be made under this Agreement, and Arcadia shall require sublicensees to keep similar accounts.

12.02      Arcadia shall deliver to the University on the date thirty (30) days after the Royalty Due Date, together with the royalty payable thereunder, an accounting statement (the “Accounting”) setting out in detail how Net Sales and Net Royalty Revenue were determined.

12.03      The calculation of royalties shall be carried out in accordance with generally accepted accounting principles in effect in the United States, including, without limitation, those approved or recommended from time to time by the American Institute of Certified Public Accountants, or any successor institute, applied on a consistent basis.

12.04      Arcadia shall retain the accounts and records referred to in Article 12.01 above for at least three (3) years after the date upon which they were made and shall permit any duly authorized representative of the University to inspect such accounts and records during normal business hours of Arcadia at the University’s expense. Arcadia shall furnish such reasonable evidence as such representative may deem necessary to verify the Accounting and will permit such representative to make copies of or extracts from such accounts, records and agreements at the University’s expense.

12.05      During the term of this Agreement and thereafter, all information provided to the University or its representatives pursuant to this Article shall remain confidential and be treated as such by the University, and the University will not make same available to any other person except as may be required by law.

12.06      Notwithstanding the termination of this Agreement, this Article 12 shall remain in full force and effect until:

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(a)           all payments of royalties required to be made by Arcadia to the University under this Agreement have been made by Arcadia to the University; and

(b)           any other claim or claims of any nature or kind whatsoever of the University against Arcadia have been settled.

Article 13 - PRODUCTION AND MARKETING

13.01      Arcadia shall use its best efforts to promote, market, and sell the Products and utilize the Technology and to meet or cause to be met the world market demand for the Products and the utilization of the Technology, either directly or through its sublicensees.

13.02      Arcadia shall not use any of the University of Alberta Trade-marks or make reference to the University or its name in any advertising publicity whatsoever, without the prior written consent of the University.

13.03      In the event that the University is of the view that Arcadia is in breach of the covenant contained in this Article 13, the University shall notify Arcadia and the parties hereto shall appoint an independent evaluator (the “Evaluator”), mutually acceptable to both parties, to review the efforts made by Arcadia with respect to the promotion, marketing and sale of the Products and sublicensing of the Technology (the “Evaluation”).

13.04      In the event that the parties cannot agree on the Evaluator, the appointing authority shall be the Alberta International Commercial Arbitration Centre. Evaluations shall be limited to one (1) per calendar year.

13.05      If the Evaluator determines that Arcadia is in breach of the covenant contained in this Article 13, then the University shall have the right to terminate this Agreement as provided in Article 17 herein. If the Evaluator determines that Arcadia is not in breach of the covenant contained in this Article 13, then the University shall not terminate this Agreement for breach of this Article.

13.06      The cost of an evaluation hereunder shall be borne fifty percent (50%) by Arcadia and fifty percent (50%) by the University.

Article 14 — INSURANCE

14.01      One (1) month prior to the first sale of a Product, Arcadia will give notice to the University of the terms and amount of the public liability and product liability insurance which it has placed in respect of the same, which in no case shall be less than the insurance which a reasonable and prudent businessmen carrying on a similar line of business would acquire. This insurance shall be placed with a reputable and financially secure insurance carrier, shall include the University, the Board of Governors, its faculty, officers, employees, students and agents as additional insureds, and shall provide primary coverage with respect to the

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activities contemplated by this Agreement. Such policy shall include severability of interest and cross-liability clauses and shall provide that the policy shall not be canceled or materially altered except upon at least thirty (30) days’ written notice to the University. The University shall have the right to require reasonable amendments to the terms or the amount of coverage contained in the policy. Failing the parties agreeing on the appropriate terms or the amount of coverage, then the matter shall be determined by arbitration as provided for herein. Arcadia shall provide the University with certificates of insurance evidencing such coverage seven days before commencement of sales of any Product and Arcadia covenants not to sell any Product before such certificate is provided and approved by the University.

Article 15 - DISCLAIMER OF WARRANTY

15.01      The University makes no representations or warranties, either express or implied, with respect to the Technology or Products and specifically disclaims any implied warranty of merchantability and fitness for a particular purpose. The University shall in no event be liable for any loss of profits, be they direct, consequential, incidental, or special or other similar or like damages arising from any defect, error or failure to perform with respect to the Technology or Products, even if the University has been advised of the possibility of such damages.

15.02      IN NO EVENT SHALL ANY PARTY BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES FOR ANY BREACH OF ITS OBLIGATIONS OR WARRANTIES, EXPRESS OR IMPLIED RESULTING FROM THIS AGREEMENT (INCLUDING LOSS OF PROFITS OR BUSINESS, LOST OPPORTUNITY OR LOSS OF BUSINESS REPUTATION), EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15.03      Nothing in this Agreement shall be construed as:

(a)           a warranty or representation by the University as to the validity or scope of the License granted pursuant to this Agreement,

(b)           a warranty or representation by the University that anything made, used, sold or otherwise disposed of under the License granted in this Agreement is or will be free from infringement of patents, copyrights, trade-marks, registered design or other intellectual property rights,

(c)           an obligation by the University to bring or prosecute actions or suits against third parties for infringement of patents, copyrights, trade-marks, registered design or other intellectual property or contractual rights, or

(d)           the conferring by the University of the right to use in advertising or publicity the UNIVERSITY OF ALBERTA Trade-marks.

15.04      Notwithstanding the foregoing, the University stipulates that the License granted herein is granted by the University in good faith and in reliance on the

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University’s belief that the University is the rightful assignee and owner of the University Patents.

Article 16 — TERMINATION

16.01      Subject to Article 16.02, the University may, at its option and in its sole discretion, terminate this Agreement on the happening of any one or more of the following events forthwith delivering notice in writing to this effect to Arcadia:

(a)           if any proceeding under the Bankruptcy Act of Canada, or any other statute of similar purport is commenced by or against Arcadia which results in Arcadia being adjudged bankrupt, (such proceedings shall not include a general proposal to creditors provided such proposal is not made under the provisions of the Bankruptcy Act of Canada or any other statute of similar purport), or

(b)           if any execution, sequestration, or any another process of any court becomes enforceable against Arcadia or if any such process is levied on the rights under this Agreement or upon any of the monies due to the University and is not released or satisfied by Arcadia within thirty (30) days thereafter,

(c)           or if any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of Arcadia, or

(d)           if Arcadia grants a security interest in the Technology, other than to the University by operation of this Agreement, or

(e)           if Arcadia ceases or threatens to cease to carry on its business.

16.02      Other than as set out in Article 16.01 herein, if either party shall be in default under or shall fail to comply with the terms of this Agreement and:

(a)           if such default is reasonably curable within ninety (90) days after receipt of notice of such default and such default or failure to comply is not cured within ninety (90) days after receipt of written notice thereof, or

(b)           if such default is not reasonably curable within ninety (90) days after receipt of written notice thereof, and such default or failure to comply is not cured within such further reasonable period of time as may be necessary for the curing of such default or failure to comply,

(c)           then the non-defaulting party shall have the right to terminate this Agreement by written notice to that effect.

16.03      If this Agreement is terminated by the University pursuant to Article 16.01 or 16.02 herein, Arcadia shall make royalty payments to the University in the manner specified in Article 5 herein, and the University may proceed to enforce payment of all debts owed to the University and to exercise any or all of the rights and remedies contained herein or otherwise available to the University by law or in equity. The University shall have the right to enforce one or more remedies

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successively or concurrently in accordance with applicable law and the University expressly retains all rights and remedies including all of the rights it may have under the Personal Property Security Act. Without restricting the generality of the foregoing, the University may immediately and without notice enter Arcadia’s premises and repossess any or all of the Technology, demand payment of any deficiency after the sale of the Technology and sue Arcadia for any deficiency, and appoint by instrument in writing a receiver of Arcadia, and remove or replace such receiver from time to time or institute proceedings in any court of competent jurisdiction for the appointment of a receiver, Any such receiver appointed by the University so far as responsibility for his acts will be deemed to be the agent of Arcadia. All charges or expenses incurred by the University in the enforcement of its rights or remedies against Arcadia including without limitation the University’s solicitors fees and disbursements on an indemnity basis and the costs of any receiver appointed pursuant to this article may, at the option of the University be deducted from any proceeds of disposition of the Technology before payment to Arcadia or any other entitled party to be added to and become part of the obligations owed by Arcadia to the University.

Article 17 — INDEMNITY

17.01      Arcadia hereby indemnifies, holds harmless and defends the University, its officers, employees and agents against any and all claims arising out of the exercise of any rights under this Agreement including, without limiting the generality of the foregoing, against any damages or losses, consequential or otherwise, arising from or out of the use of Technology or Products licensed under this Agreement by Arcadia or its sublicensees, or their customers or end-users howsoever the same may arise.

17.02      Arcadia covenants and agrees that it has the expertise necessary to handle the Materials and Technology with care and without danger to Arcadia, its employees, agents, or the public. Arcadia covenants that it will not accept delivery of the Materials or Technology until it has requested and received from the University all necessary information and advice to ensure that it is capable of handling the Materials and Technology in a safe and prudent manner in accordance with this Article 17.02.

17.03      Arcadia covenants and agrees that it will comply with all laws, regulations and ordinances, whether Federal, Provincial, Municipal or otherwise with respect to the Materials, the Technology and/or this Agreement.

17.04      Arcadia shall, upon receiving at least ten (10) business days’ notice from the University, permit any duly authorized representative of the University during normal business hours and at the University’s sole risk and expense to enter upon and into any premises occupied by Arcadia for the purpose of ascertaining whether or not the provisions of this Agreement have been, are being, or will be complied with by Arcadia.

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Article 18 - INFRINGEMENTS

18.01      Upon learning of any possible infringement by any third party of any claim involving the University Patents, each party shall promptly notify the other, in writing, with details of the possible infringement.  At its sole discretion, the University will take any steps necessary, at its expense, to eliminate such infringement, including the commencement of legal action, if necessary.  The University may also, in its sole discretion, defend the University Patents against any claims of invalidity.

18.02      In the event that the University fails to take action to eliminate infringement by any third party or is unable to enforce its rights against such a third party, Arcadia may elect to pay the University for the cost of taking such action to enforce its rights or Arcadia may take direct action to enforce the University Patents.  If Arcadia pays the costs for enforcing the University Patents or elects to take direct action in enforcing the University Patents, Arcadia may recover fifty percent (50%) of such costs by crediting them against any sublicense fees and royalties owed to the University.  In the event Arcadia takes direct action to enforce the University Patents and is awarded money damages, costs, and/or attorneys’ fees, Arcadia shall reimburse the University for all costs previously credited against sublicense fees and royalties, such reimbursement not to exceed the total amount of the monetary award.  Arcadia shall be entitled to all money damages, costs, and/or attorneys’ fees awarded to it that exceed the total costs previously credited against sublicense fees and royalties.

18.03      The parties agree that if a party brings an infringement suit pursuant to this Section, the other parties shall join as plaintiffs, if requested, and shall cooperate and assist in the preparation and prosecution of the suit.

Article 19 — INDEPENDENCE

19.01      Nothing contained herein shall be deemed or construed to create between the parties hereto a partnership or joint venture. No party shall have the authority to act on behalf of any other party, or to commit any other party in any manner or cause whatsoever or to use any other party’s name in any way not specifically authorized by this Agreement. No party shall be liable for any act, omission, representation, obligation or debt of any other party, even if informed of such act, omission, representation, obligation or debt.

Article 20 - GOVERNING LAW AND ARBITRATION

20.01      This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada in force therein.

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20.02      Except as otherwise specified herein, should any dispute arise between the parties concerning this Agreement, the parties agree to first attempt to resolve the dispute in good faith.  If within sixty (60) days of one party providing written notice of such dispute to the other party such dispute is not resolved as aforesaid, then the dispute shall immediately thereafter be referred for resolution to binding arbitration by a single arbitrator under the rules of the Arbitration Act (Alberta) which shall be held at a neutral site in Calgary, Alberta and in accordance with the following rules:

(a)           The arbitration shall be by one arbitrator and the parties will meet in an attempt in good faith to appoint a sole arbitrator.  If they are unable within ten days of the first written demand for a meeting for that purpose to agree upon a sole arbitrator, then the arbitrator shall be appointed pursuant to the rules of Arbitration Act (Alberta);

(b)           The arbitrator or arbitrators selected to act hereunder will be qualified by education and training to pass upon the particular question in dispute.  The sole arbitrator chosen in accordance with the above procedure will, subject to the completion of any discovery permitted under the following paragraph, proceed immediately to hear and determine the matter or matters in dispute;

(c)           As soon as practicable after the arbitrator has been duly selected, the party demanding arbitration shall deliver to the other parties and the arbitrator, particulars of its dispute, together with any documents or evidence relied upon by the party demanding arbitration.  Within twenty (20) days of receipt of the particulars of the party demanding arbitration, the other party shall deliver the particulars of its response to the party demanding arbitration and the arbitrator, together with any documents or evidence relied upon by the relied upon by the other party;

(d)           The sole arbitrator may in his discretion conduct, or will at the written request of any party to the dispute, permit the parties to conduct, pre-arbitration discovery in a manner consistent with the rules for civil actions brought in a Court in Calgary, Alberta;

(e)           The arbitrator may in his or her discretion hold a hearing, and shall do so at the written request of any party to the dispute, with respect to preliminary or other issues.  Where no hearing is held, the arbitrator shall consider only the particulars and the documentary evidence submitted by the parties;

(f)           The arbitrator shall have all the powers conferred upon him by the rules of the Arbitration Act (Alberta) including, without limitation, the power to obtain the assistance, advice or opinion of any chartered accountant, lawyer, appraiser, valuator or other expert whom he thinks necessary and qualified;

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(g)           The decision of the sole arbitrator will be in writing and signed by the sole arbitrator and will be final and binding upon all parties to any matter or matters so submitted to arbitration and the parties will perform the terms and conditions thereof.  No party will be deemed to be in default of any matter being arbitrated until ten (10) days after a copy of the decision of the arbitrator is delivered to each party;

(h)           The decision of the arbitrator will be made within forty-five (45) days after his appointment or within twenty (20) days after the completion of any discovery conducted with respect thereto, whichever is later.  In the event the sole arbitrator fails to make a decision within sixty (60) days after he was appointed or within forty (40) days after the completion of any discovery, whichever is later, then any of the parties concerned may elect to have a new sole arbitrator chosen as if none had been selected; and

(i)            Unless the arbitrator otherwise directs, each party to the dispute shall bear its own costs and expenses thereof and the unsuccessful party shall bear the costs of the arbitrator and of any experts appointed by the arbitrator.

20.03      Section 20.02 of this Article shall not prevent a party hereto from applying to a court of competent jurisdiction for interim protection such as, by way of example, an interim injunction.

Article 21 — INUREMENT

21.01      Subject to the limitations herein before expressed, this Agreement shall inure to the benefit of and be binding upon the parties, and their respective successors and permitted assigns.

Article 22 — HEADINGS

22.01      Marginal headings as used in this Agreement are for the convenience of reference only and do not form a part of this Agreement and are not be used in the interpretation hereof.

Article 23 - SURVIVAL OF COVENANTS

23.01      The terms and provisions, covenants and conditions contained in this Agreement which by the terms hereof require their performance by the parties hereto after the expiration or termination of this Agreement shall be and remain in force notwithstanding such expiration or other termination of this Agreement for any reason whatsoever.

Article 24 - NON-WAIVER

24.01      No condoning, excusing or overlooking by any party of any default, breach or nonobservance by any other party at any time or times in respect of any

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covenants, provisos, or conditions of this Agreement shall operate as a waiver of such party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such party in respect of any such continuing or subsequent default or breach and no waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.

24.02      No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

Article 25 - SEVERABILITY

25.01      In the event that any part, section, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise violable or unenforceable, the entire agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

Article 26 - NOTICES

26.01      Every notice, consent or other communication provided for in this Agreement or arising in connection therewith shall be in writing and shall be mailed, delivered or sent via facsimile to the parties to which it is to be given as follows:

if to the University, at

University of Alberta, c/o TEC Edmonton

Suite 4000, 10230 - Jasper Avenue,

Edmonton, AB

T5J 4P6

Facsimile:  (780) 492-7876

Attention:  Director, Industry Liaison Office

if to Arcadia, at

202 Cousteau Place, Suite 200

Davis, California, United States of America

95616

Facsimile:  (530) 756-7027

Attention:  Eric Rey

26.02      Each party may change its mailing, delivering or facsimile address by giving written notice to each other party to that effect.

26.03      Every such notice, consent or other communication delivered shall be deemed to have been given and received on the day such communication was delivered and

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every notice, consent or other communication transmitted by facsimile shall be deemed to have been given and received on the day such communication was transmitted by facsimile, if transmitted prior to 5:00pm (local time of the recipient) on such day, and otherwise, on the day following the date of transmission, provided however that if such day falls on a weekend or statutory holiday, then the notice, consent or other communication shall be deemed to have been given and received on the next business day following such day. Every such communication mailed by prepaid registered post in an envelope addressed to the party to whom the same is directed, will be deemed to have been given to and received by the addressee on the fifteenth (15th) business day following the mailing; except where there exists a labour strike or disturbance the result of which is the interference of normal mail deliveries, in which case every notice, consent, or other communication provided for in this Agreement or arising in connection therewith will be in writing and will be delivered to the parties at the above address.

Article 27 — GENERAL

27.01      This Agreement sets forth the entire understanding between the parties and no modifications hereof shall be binding unless executed in writing by the parties hereto.

27.02      Time shall be of the essence of this Agreement.

27.03      Whenever the singular or masculine or neuter is used throughout this Agreement the same shall be construed as meaning the plural or feminine or body corporate when the context of the parties hereto may require.

27.04      This Agreement may be executed in one or more counterparts with the same effect as if the parties all signed the same document.  All counterparts will be considered to be originals and together and will constitute one instrument. This Agreement may be executed by facsimile and a facsimile copy of this document shall constitute sufficient evidence of the execution of the Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement in duplicate at the date set forth above.

ON BEHALF OF THE GOVERNORS OF THE UNIVERSITY OF ALBERTA

Per:	/s/ Pamela Freeman	Date:	September 5, 2008

Name:	Pamela Freeman	Title:	Acting CEO, TEC Edmonton

ON BEHALF OF ARCADIA BIOSCIENCES, INC.

Per:	/s/ Eric J. Rey	Date:	September 5, 2008

Name:	Eric J. Rey	Title:	President

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Schedule 1

1.     Plants Having Enhanced Nitrogen Assimilation/Metabolism

Inventors:	Allen G. Good, Edmonton, Alberta, Canada
Virginia L. Stroeher, Calgary, Alberta, Canada
Douglas G. Muench, Pullman, Washington, US

APPLICATIONS:			Filed
Priority:	US	08/599,968	February 14, 1996 (1)
	CAN	2,169,502	February 14, 1996 (1), (2), (3)

Subsequent:	PCT	CA97/00100	February 14, 1997 (1)
	CON	09/568,221	May 9, 2000(3)
	CON	10/321,718	December 17, 2002(3)

ISSUED PATENTS:
US	6,084,153	July 4, 2000	Priority: February 14, 1996
GB	2,325,232	November 29, 2000	Priority: February 14, 1996
GB	2,349,886	December 27, 2000	Priority: February 14, 1996
AU	727264	December 7, 2000	Priority: February 14, 1996
AU	760622	September 4, 2003	Priority: February 14, 1996

1.	Prepared and submitted by Bennett, Jones, Verchere (Edmonton, Canada).
2.	Canadian patent counsel is now Gowlings, Lafleur, Henderson (Ottawa, Canada)
3.	Handled by Morrison & Foerster (San Francisco, CA USA).

2.     Tissue-Specific Expression of Target Genes

Inventor:	Allen G. Good, Edmonton, Alberta, Canada

APPLICATIONS:	Filed
US 09/493,803	January 28, 2000 (1)
(CIP of US 08/599,968 — Priority: February 14, 1996)

PCT	CA01/00066	January 29, 2001 (2)
BR	P101079000	January 29, 2001(3)
CA	2,398,510	January 29, 2001(2),(3)
EP	1250445	January 29, 2001(3)
AU	782263	January 29, 2001(3)

1.	Prepared and submitted by Lahive and Cockfield (Boston, MA USA). Application now abandoned.
2.	Prepared and submitted by Gowlings, Lafleur, Henderson (Ottawa, Canada)
3.	Priority date: January 28, 2000. Submitted by Morrison & Foerster (San Francisco, CA USA).

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3.     Plants with Enhanced Levels of Nitrogen Utilization Proteins in their Root Epidermis and Uses Thereof

Inventor:	Allen G. Good, Edmonton, Alberta, Canada

APPLICATIONS:	Filed
US 10/756,213	January 12, 2004(1)
(CIP of US 10/321,718 (pending), which is a CON of US 09/568,221 (now abandoned), which is a CIP of US 09/493,803 (now abandoned), which is a CIP of US 08/599,968 — Priority: February 14, 1996)

1.	Prepared and submitted by Morrison & Foerster (San Francisco, CA USA)

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